UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  November 1, 2023

MYRIAD GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 North 2200 West
Salt Lake City, Utah 84116
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (801) 584-3600
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MYGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 16, 2023, the Board of Directors (the "Board") of Myriad Genetics, Inc. (the "Company" or "Myriad") appointed Samraat S. Raha ("Mr. Raha") as the Company's Chief Operating Officer, effective as of December 11, 2023. Mr. Raha's appointment as Chief Operating Officer was announced by the Company via press release on November 1, 2023.
Mr. Raha, 51, served as Senior Vice President and President, Diagnostics and Genomics Group, of Agilent Technologies, Inc. ("Agilent") since April 2018. From May 2017 to April 2018, Mr. Raha served as Agilent's Senior Vice President, Strategy and Corporate Development. From July 2013 to January 2017, he served as Vice President, Global Marketing for Illumina, Inc., and from 2008 to 2012, he served as Vice President and General Manager, Genomics Assays / NextGen qPCR for Life Technologies, Inc. Mr. Raha graduated from the University of California, Berkeley, with a degree in molecular and cell biology and received his MBA from Santa Clara University.
There are no arrangements or understandings between Mr. Raha and any other person pursuant to which he was appointed as an officer of Myriad. Mr. Raha does not have any family relationship with any director or other executive officer of Myriad and is not party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.
In connection with his appointment, Myriad entered into an employment agreement with Mr. Raha, dated October 17, 2023 (the “Employment Agreement”), setting forth Mr. Raha's compensation, certain other terms, and the commencement of his employment on December 11, 2023. Pursuant to the Employment Agreement, Mr. Raha will be paid an annual base salary of $750,000. Mr. Raha will be eligible to receive an annual target cash bonus equal to 75% of his annual base salary upon achievement of goals to be established by the Compensation and Human Capital Committee of the Board (the "CHCC") or the Chief Executive Officer each fiscal year and will be eligible to participate in Myriad’s annual long-term incentive compensation program. In addition, Mr. Raha will be entitled to a sign-on bonus in the amount of $500,000, which will be paid on the first regularly scheduled payroll date in January 2024, portions of which are subject to clawback in the event of a termination for certain reasons before the first and second anniversaries of the commencement of Mr. Raha's employment. Mr. Raha will also be eligible to participate in the standard health, welfare and retirement benefit plans that are applicable to similarly situated executives of Myriad. The Employment Agreement also provides for an initial one-time grant of restricted stock units (the "Initial RSU Grant") to Mr. Raha in connection with the commencement of his employment on December 11, 2023. The Initial RSU Grant will be granted on December 11, 2023, as to a number of RSUs equal to (1) $2 million divided by the closing price of a share of Myriad common stock on the Nasdaq Stock Market on the last trading day before December 11, 2023 and (2) $2 million divided by the closing price of a share of Myriad common stock on the Nasdaq Stock Market on the last trading day before the date on which the Company makes public disclosure of Mr. Raha's being hired. The Employment Agreement also provides that Mr. Raha will be eligible in 2024 for a grant of an additional equity award of restricted stock units ("RSUs") valued between $2 million to $3 million (based on the closing price of a share of Myriad common stock on the Nasdaq Stock Market on the last trading day before the grant date) in accordance with Myriad’s annual equity grant cycle, with such award consisting of (i) 50% RSUs subject to standard time-based vesting and (ii) 50% RSUs subject to vesting upon meeting certain performance metrics and standard time-based vesting, as determined by the CHCC in its sole discretion.

Myriad and Mr. Raha also entered into the Company's standard Employee Invention Assignment, Confidentiality, and Restrictive Covenants Agreement and will enter into a Severance and Change of Control Agreement and the Company's standard Indemnification Agreement for executive officers upon the commencement of Mr. Raha's employment with Myriad.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed with the Company's Quarterly Report on Form 10-Q for the quarter ending September 30, 2023.

A copy of the press release announcing Mr. Raha's appointment as Chief Operating Officer on November 1, 2023 is filed as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release, Dated November 1, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: November 1, 2023	By:	/s/ R. Bryan Riggsbee
R. Bryan Riggsbee
Chief Financial Officer